Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROADCOM LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Singapore	98-1254807
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Yishun Avenue 7

Singapore 768923

(65) 6755-7888

(Address of Principal Executive Offices including Zip Code)

Brocade Communications Systems, Inc. 2009 Stock Plan

Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan

Avago Technologies Limited 2009 Equity Incentive Award Plan

Broadcom Corporation 2012 Stock Incentive Plan

(Full Title of the Plans)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy To:

Anthony J. Richmond	Mark Brazeal
Latham & Watkins LLP	Rebecca Boyden
140 Scott Drive	c/o Broadcom Limited
Menlo Park, California 94025	1320 Ridder Park Drive
Telephone: (650) 328-4600	San Jose, California 95131
Facsimile: (650) 463-2600	(408) 433-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (8)
Ordinary Shares, No Par Value
Brocade Communications Systems, Inc. 2009 Stock Plan (the “Brocade 2009 Plan”)	227,738(2)	$262.52(6)	$59,785,779.76	$7,443.33
Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan (the “Brocade Inducement Plan”)	175,578(3)	$262.52(6)	$46,092,736.56	$5,738.55
Brocade Inducement Plan (outstanding share options)	8,248(3)	$201.08(7)	$1,658,519.39	$206.49
Avago Technologies Limited 2009 Equity Incentive Award Plan (the “Avago 2009 Plan”)	6,000,000(4)	$262.52(6)	$1,575,120,000.00	$196,102.44
Broadcom Corporation 2012 Stock Incentive Plan (the “Broadcom 2012 Plan”)	12,195,965(5)	$262.52(6)	$3,201,684,731.80	$398,609.75
Total	18,607,529		$4,884,341,767.51	$608,100.56

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value (“Ordinary Shares”), of the Registrant in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares of the Registrant.
(2)	Represents 227,738 Ordinary Shares of the Registrant issuable pursuant to outstanding restricted share units under the Brocade 2009 Plan.
(3)	Represents 8,248 Ordinary Shares of the Registrant issuable pursuant to outstanding share options and 175,578 Ordinary Shares of the Registrant issuable pursuant to outstanding restricted share units under the Brocade Inducement Plan.
(4)	Represents 6,000,000 Ordinary Shares issuable under the Avago 2009 Plan.
(5)	Represents 12,195,965 Ordinary Shares issuable under the Broadcom 2012 Plan.
(6)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Global Select Market on November 15, 2017 of $262.52.
(7)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the weighted average per share exercise price for the outstanding share options as of November 17, 2017 of $201.0814.
(8)	A filing of $3,773,360 was previously paid by the Registrant to the Securities and Exchange Commission (the “SEC” or the “Commission”) in connection with the Joint Proxy Statement/Prospectus filed by the Registrant and Broadcom Cayman L.P. on Form S-4 (the “S-4 Registration Statement”) with the SEC on July 29, 2015 (Commission File Numbers 001-37690 and 333-205938-01, respectively) for the offering of up to 266,529,244 exchangeable limited partnership units that were issued by Broadcom Cayman L.P. (the “Exchangeable Units”), the maximum number of Exchangeable Units estimated to have been issuable upon completion of the merger of Avago Technologies Limited and Broadcom Corporation, and the Ordinary Shares that may be allotted and issued upon exchange of such Exchangeable Units (in accordance with Rule 457(i) of the Securities Act). Additionally, the Registrant registered an additional 22,804,591 Ordinary Shares in connection with the Prospectus Supplement to the Prospectus dated March 4, 2016 (the “Prospectus Supplement”), filed by the Registrant pursuant to Rule 424(b)(5) on January 30, 2017 (Commission File Number 333-209923). Pursuant to Rule 457(p) of the Securities Act, $1,863,078 of the previously paid registration fee was associated with unsold securities under the S-4 Registration Statement and the $502,113.82 registration fee associated with the Prospectus Supplement was offset against the previously paid fee, leaving an additional $1,360,964.18 currently available for offset against filing fees due for subsequent registration statements. Accordingly, no registration fee is payable with respect to the Ordinary Shares being registered hereunder, and following this offering, $752,863.62 will remain available for future offset against registration fees that would otherwise be payable by the Registrant.

Proposed sale to take place as soon after the effective date of the

Registration Statement as awards under the Plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

On November 2, 2016 the Registrant, Broadcom Corporation (“Broadcom”), Bobcat Merger Sub, Inc. (“Merger Sub”) and Brocade Communications Systems, Inc. (“Brocade”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Merger Sub was merged with and into Brocade, with Brocade continuing after the Merger as the surviving corporation and an indirect subsidiary of the Registrant. Pursuant to the Merger Agreement, at the Effective Time, among other things, the Registrant assumed the Brocade 2009 Plan and the Brocade Inducement Award Plan (collectively, the “Assumed Plans”) and certain options and restricted share units granted under the Assumed Plans, and such options will be exercisable (or will become exercisable in accordance with their terms) and restricted share units will settle, as applicable, for and cover, respectively, the Registrant’s Ordinary Shares to be subject to the terms and conditions of the underlying award agreement. The aggregate number of the Registrant’s Ordinary Shares to be subject to such options and restricted share units under the Assumed Plans will be 411,564. The Registrant is filing this Registration Statement to register such shares under the Securities Act.

In addition to the 411,564 Ordinary Shares being registered under the Assumed Plans, the Registrant is hereby registering an additional (i) 6,000,000 Ordinary Shares under the Avago 2009 Plan, which are currently available for issuance under the Avago 2009 Plan due to an automatic annual increase provision in the Avago 2009 Plan, and (ii) 12,195,965 Ordinary Shares under the Broadcom 2012 Plan, which will be available for issuance under the Broadcom 2012 Plan on January 2, 2018 due to an automatic annual increase provision in the Broadcom 2012 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Exchange Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Broadcom Limited is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Registration of Additional Securities

By a registration statement on Form S-8 filed with the SEC on February 2, 2016, File No. 333-209331 (the “February 2016 Registration Statement”), the Registrant registered an aggregate of 32,761,012 Ordinary Shares issuable under the Avago 2009 Plan and 79,306,533 Ordinary Shares issuable under the Broadcom 2012 Plan. The February 2016 Registration Statement also registered an aggregate of 641,508 Ordinary Shares issuable under the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”) and the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan,” and together with the Executive Plan, the “Prior Plans”), which shares become available for issuance under the Avago 2009 Plan to the extent awards under the Prior Plans are forfeited or lapsed unexercised and the underlying Ordinary Shares are not issued under the Prior Plans. In addition, by a registration statement on Form S-8 filed with the SEC on December 23, 2016, File No. 333-215291 (together with the February 2016 Registration Statement, the “Prior Registration Statements”), the Registrant registered an additional 6,000,000 Ordinary Shares issuable under the Avago 2009 Plan and 12,195,965 Ordinary Shares issuable under the Broadcom 2012 Plan. The Prior Registration Statements are currently effective.

The Registrant is hereby registering an additional (i) 6,000,000 Ordinary Shares under the Avago 2009 Plan, which are currently available for issuance under the Avago 2009 Plan due to an automatic annual increase provision in the 2009 Plan, and (ii) 12,195,965 Ordinary Shares under the Broadcom 2012 Plan, which will become available for issuance under the Broadcom 2012 Plan on January 2, 2018 due to an automatic annual increase provision in the Broadcom 2012 Plan.

Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference in this registration statement on Form S-8.

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 30, 2016, filed with the Commission on December 23, 2016.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 29, 2017, April 30, 2017 and July 30, 2017, filed on March 9, 2017, June 8, 2017 and September 7, 2017, respectively.

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the annual report referred to in (a) above.

(d)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 28, 2015 under the heading “Description of Holdco Share Capital” and in the Form 8-K12B filed on February 2, 2016.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Ordinary Shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Article 99 of the Registrant’s Constitution provides that, subject to the provisions of and so far as may be permitted by the Singapore Companies Act, every director, secretary and other officer of the Registrant and its subsidiaries and affiliates, shall be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or to be incurred by him in the execution and discharge of his duties or in relation thereto. Without prejudice to the generality of the foregoing, no director, secretary or other officer of the Registrant and its subsidiaries and affiliates shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by order of the board of directors of the Registrant for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, default, breach of duty or breach of trust.

Under the Singapore Companies Act, any provision that purports to exempt a director or officer of a company or by which a company directly or indirectly provides an indemnity for a director or officer of the company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void except that, in addition to purchasing and maintaining for any director and officer insurance against any liability attaching to such director or officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company, a company may indemnify such director or officer against any liability incurred by the director or officer to a person other than the company, except when the indemnity is against:

(a) any liability of the director or officer to pay (i) a fine in criminal proceedings, or (ii) a penalty sum payable to a regulatory authority for non-compliance with any requirement of a regulatory nature; or

(b) any liability incurred by the director or officer (i) in defending criminal proceedings in which he is convicted, (ii) in defending civil proceedings brought by the company or a related company in which judgment is given against such director or officer; or (iii) in connection with an application for relief under section 76A(13) or 391 of the Singapore Companies Act in which the court refuses to grant him relief.

The Registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Index to Exhibits herein.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

EXHIBIT

4.1	Brocade Communications Systems, Inc. 2009 Stock Plan, as amended and restated April 11, 2017 (incorporated by reference to Exhibit 10.2 from Brocade’s current report on Form 8-K filed on April 12, 2017)

4.2	Amendment to the Brocade Communications Systems, Inc. 2009 Stock Plan, dated November 17, 2017

4.3	Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan, effective as of May 24, 2016 (incorporated by reference to Exhibit 10.1 from Brocade’s Post-Effective Amendment Number 1 to Form S-4 on Form S-8 Registration Statement (Reg. No. 333-211823) filed on June 3, 2016)

4.4	Amendment to the Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan, dated November 17, 2017

4.5	Avago Technologies Limited 2009 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.18 to Amendment No. 5 to Avago Technologies Limited’s Registration Statement on Form S-1 (File No. 333-1531127) filed on July 27, 2009)

4.6	Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.20 to Broadcom Corporation’s Annual Report on Form 10-K (File No. 000-23993) filed on January 29, 2015)

4.7	Amendment to Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.49 to Broadcom Limited’s Annual Report on Form 10-K (File No. 0001-67690) filed on December 23, 2016)

5.1	Opinion of Allen & Gledhill LLP Advocates and Solicitors, Singapore

23.1	Consent of Allen & Gledhill LLP Advocates and Solicitors, Singapore (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 17th day of November 2017.

BROADCOM LIMITED

By:	/s/ Hock E. Tan
Hock E. Tan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hock E. Tan, Thomas H. Krause, Jr. and Mark Brazeal, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2017

/s/ Thomas H. Krause, Jr. Thomas H. Krause, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 17, 2017

/s/ James V. Diller James V. Diller	Chairman of the Board of Directors	November 17, 2017

Lewis C. Eggebrecht	Director

Kenneth Y. Hao	Director

/s/ Eddy W. Hartenstein Eddy W. Hartenstein	Director	November 17, 2017

Check Kian Low	Director

/s/ Donald Macleod Donald Macleod	Director	November 17, 2017

Peter J. Marks	Director

/s/ Henry Samueli Henry Samueli	Director	November 17, 2017

/s/ Thomas H. Krause, Jr. Thomas H. Krause, Jr.	Authorized Representative in the United States	November 17, 2017